Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS THIRD QUARTER 2011 RESULTS

HAMDEN, CT – November 9, 2011 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific printers for transaction-based industries, today announced financial results for the three and nine months ended September 30, 2011.  Summary results for the periods are as follows:

	Three months ended Sept. 30,			Nine months ended Sept. 30,
(in $000s, except EPS)	2011	2010	% change	2011	2010	% change
Net Sales	$14,111	$16,369	-13.8%	$52,324	$47,020	11.3%

Operating income	1,125	1,631	-31.0%	6,123	4,411	38.8%
Net income	839	1,052	-20.2%	4,106	2,826	45.3%
Diluted earnings per share	$0.09	$0.11	-18.2%	$0.43	$0.30	43.3%

“Despite a difficult macroeconomic environment that generally affected sales across all our markets, we still achieved solid revenue gains in our casino and gaming market during the third quarter of 2011,” said Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies.  “We are also excited to have completed our acquisition of Printrex in the third quarter, which we believe will contribute to sales and net income for the Company going forward.”

Mr. Shuldman continued, “For the third quarter of 2011, our overall casino and gaming sales were up 16% from the prior-year quarter – driven by 59% growth in our domestic casino and gaming market, which more than offset a 9% decline in international sales.  Banking and POS sales declined 44% on a year-over-year basis, as the U.S. rollout of printers for the two projects at McDonald’s nears completion.  Lottery sales were down 33% to $1.6 million as shipments of thermal printers to GTECH returned to more normalized levels from the first half of the year.  TransAct Services Group revenue declined 14% compared to the third quarter of 2010, primarily as a result of lower sales of consumable products.  Printrex sales for the final six weeks of the third quarter were $0.5 million.  Finally, our balance sheet remains solid, with $7.9 million in cash and no debt outstanding as of September 30, 2011.”

Third Quarter 2011 Results

Revenue for the third quarter of 2011 was $14.1 million, a decrease of 14% compared to $16.4 million in the prior-year period.  Gross margin for the third quarter of 2011 was 37.9%, compared to 33.9% in the prior-year quarter as the Company experienced a more favorable sales mix, as well as contribution from the higher-margin Printrex business.  Operating expenses were $4.2 million, an increase of $0.3 million from the prior-year period, driven mainly by transaction and other costs related to the Printrex acquisition.  Specifically, operating expenses included approximately $0.2 million of transaction and integration expenses, as well as amortization of intangible assets, related to the acquisition of Printrex.  The Company recorded net income in the third quarter of 2011 of approximately $0.8 million, or $0.09 per diluted share, compared to net income of approximately $1.1 million, or $0.11 per diluted share, in the prior-year period.

Commenting on the financial results, Steven A. DeMartino, President and Chief Financial Officer of TransAct Technologies said, “While the overall quarter was affected by the weak macroeconomic environment, we were pleased to see several bright spots in the quarter – notably the significant increase in our domestic casino and gaming revenue despite a difficult market, and the increase in gross margin aided by sales of our higher-margin casino and gaming printers and our new Printrex printers.”

Nine Month 2011 Results

Revenue for the nine months ended September 30, 2011 was $52.3 million, an increase of 11% compared to $47.0 million in the prior-year period.  Gross margin for the nine months ended September 30, 2011 was 36.2%, an increase of approximately 30 basis points from 35.9% in the prior-year period.  Operating expenses, which included a restructuring charge of $0.2 million related to the closing of the New Britain, CT service facility and $0.2 million of transaction and integration expenses as well as amortization of intangible assets related to the acquisition of Printrex, were $12.8 million, an increase of $0.3 million.  Excluding these charges, operating expenses declined by $0.1 million from the prior-year period.  The Company recorded net income of approximately $4.1 million, or $0.43 per diluted share, for the nine months ended September 30, 2011, compared to net income of approximately $2.8 million, or $0.30 per diluted share, for the prior-year period.

Liquidity and Capital Resources

As of September 30, 2011, TransAct had approximately $7.9 million in cash and cash equivalents, and no debt obligations outstanding under its $20 million revolving credit facility.  During the third quarter of 2011, the Company used $4.0 million to fund the acquisition of Printrex.  The Company also repurchased 25,172 shares for approximately $0.2 million (average price of $9.24 per share) during the third quarter of 2011 under its stock repurchase program.  TransAct’s $10 million repurchase program allows the Company to repurchase up to $7.8 million in additional shares through May 2013.

Investor Conference Call / Webcast Details

TransAct will review detailed third quarter 2011 results during a conference call today at 5:00 PM EST. The conference call-in number is 888-312-3047.  A replay of the call will be available from 8:00 PM EST on Wednesday, November 9 through midnight EST on Wednesday, November 16 by telephone at 877-870-5176; passcode 5157904.  Investors can also access the conference call via a live webcast on the Company's website at http://www.transact-tech.com.  A replay of the call will be archived on that website for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based and other industries. These industries include casino, gaming, lottery, banking, kiosk, point-of-sale, oil and gas, and medical and mobile.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca®, Epic and Printrex® product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over two million printers installed around the world.  TransAct is committed to world-class printer service, spare parts and accessories required by a growing worldwide installed base of printers.  Beyond printers, TransAct is a leader in providing printing supplies to the full transaction printer market.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumables items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming,  government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT.  For more information on TransAct, visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, the Company’s ability to successfully integrate the Printrex business with its existing operations, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; dependence on a sole source contractor manufacturer for the assembly of a large portion of our products in China; the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; and risks associated with potential future acquisitions. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact:

TransAct Technologies Incorporated
Steven DeMartino, President and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30,		September 30,
	2011	2010	2011	2010
Net sales	$14,111	$16,369	$52,324	$47,020
Cost of sales	8,761	10,812	33,379	30,119
Gross profit	5,350	5,557	18,945	16,901

Operating expenses:
Engineering, design and product development	848	717	2,432	2,261
Selling and marketing	1,458	1,540	4,630	4,741
General and administrative	1,919	1,669	5,576	5,488
Restructuring	-	-	184	-
	4,225	3,926	12,822	12,490
Operating income	1,125	1,631	6,123	4,411

Other income (expense):
Interest, net	7	(21)	18	(13)
Other, net	(17)	(14)	-	(6)
	(10)	(35)	18	(19)

Income before income taxes	1,115	1,596	6,141	4,392
Income taxes	276	544	2,035	1,566
Net income	$839	$1,052	4,106	$2,826

Net income per common share:
Basic	$0.09	$0.11	$0.44	$0.30
Diluted	$0.09	$0.11	$0.43	$0.30

Shares used in per share calculation:
Basic	9,471	9,401	9,435	9,382
Diluted	9,661	9,595	9,651	9,576

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Banking and point-of-sale	$2,818	$5,046	$8,106	$11,363
Casino and gaming	5,861	5,048	18,762	18,308
Lottery	1,551	2,318	14,066	6,424
Printrex	464	-	464	-
TransAct Services Group	3,417	3,957	10,926	10,925
Total net sales	$14,111	$16,369	$52,324	$47,020

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30,	December 31,
(In thousands)	2011	2010
Assets:
Current assets:
Cash and cash equivalents	$7,934	$11,285
Receivables, net	10,318	10,864
Inventories	14,692	12,795
Deferred tax assets	1,705	1,705
Other current assets	709	403
Total current assets	35,358	37,052

Fixed assets, net	3,498	4,071
Goodwill	2,444	1,469
Deferred tax assets	789	789
Intangible assets, net	2,936	221
Other assets	65	19
	9,732	6,569
Total assets	$45,090	$43,621

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$5,392	$8,342
Accrued liabilities	2,812	2,865
Deferred revenue	189	320
Total current liabilities	8,393	11,527

Deferred revenue, net of current portion	251	295
Deferred rent, net of current portion	367	393
Other liabilities	1,026	272
	1,644	960
Total liabilities	10,037	12,487

Shareholders’ equity:
Common stock	108	106
Additional paid-in capital	24,761	22,875
Retained earnings	21,043	16,937
Accumulated other comprehensive loss, net of tax	(69)	(69)
Treasury stock, at cost	(10,790)	(8,715)
Total shareholders’ equity	35,053	31,134
Total liabilities and shareholders’ equity	$45,090	$43,621